101 JFK Parkway ● Short Hills, NJ 07078

news release
Contact: Domenick Cama
ISBC
(973) 924-5105
dcama@isbnj.com

Investors Bancorp Announces Second Quarter Results

Short Hills, N.J. – (PR NEWSWIRE) – January 29, 2008 - Investors Bancorp, Inc. (NASDAQ:ISBC) (“Company”), the holding company for Investors Savings Bank (“Bank”), reported today the results of its operations for the three months and six months ended December 31, 2007. Net income was $4.0 million for the three months ended December 31, 2007 compared to net income of $12.0 million for the three months ended December 31, 2006. In the current quarter, the Company recognized a $2.3 million gain related to its postretirement benefit plan and recorded a $1.8 million provision for loan losses. In the prior year quarter, the Company recognized $10.7 million in deferred tax benefits from the net reduction in previously established valuation allowances for deferred tax assets and realized a pretax loss of $3.7 million on the sale of securities. Net income was $6.8 million for the six months ended December 31, 2007 compared to net income of $16.4 million for the six months ended December 31, 2006.

Basic and diluted earnings were $0.04 per share for the three months ended December 31, 2007 compared to basic and diluted earnings of $0.11 per share for the three months ended December 31, 2006. Basic and diluted earnings were $0.06 per share for the six months ended December 31, 2007 compared to basic and diluted earnings of $0.15 per share for the six months ended December 31, 2006.

Financial Highlights

•
Net interest income was $23.8 million for the three months ended December 31, 2007 compared to net interest income of $21.0 million for the three months ended December 31, 2006. Net interest margin increased 13 basis points to 1.68% on both a linked quarter and prior year quarter. Net interest income was $45.2 million for the six months ended December 31, 2007 compared to net interest income of $43.5 million for the six months ended December 31, 2006.

•	Net loans increased by $407.5 million, or 11.4%, to $4.00 billion at December 31, 2007 from $3.59 billion at June 30, 2007.

•	Deposits increased $129.0 million, or 3.5%, from $3.66 billion at June 30, 2007 to $3.79 billion at December 31, 2007.

•
During the current quarter the Company eliminated the benefit to current employees and settled its obligations to retired employees related to its postretirement benefit plan. This resulted in the recognition of a $2.3 million pretax gain.

•	We recorded a $1.8 million provision for loan losses for the current quarter due to growth in our commercial real estate loan portfolio and our internal downgrade of two construction loans.

•
During the three months ended December 31, 2007, we repurchased approximately 1.7 million shares of our common stock at an average price per share of $14.41 pursuant to our publicly announced repurchase program. The Company also recently announced its third share repurchase program under which it can repurchase an additional 4.3 million shares.

Kevin Cummings, the Company’s President and CEO discussed the quarter’s results, “Despite the difficult operating environment facing most financial institutions, we are pleased with the Company’s growth in both loans and deposits. The Fed’s recent interest rate reductions, including last week’s surprise 75 basis point rate cut, should help to reduce interest costs in 2008. However higher rates being paid by some bank and non-bank competitors may adversely affect our ability to sustain our deposit growth momentum.”

Commenting on the real estate market, Mr. Cummings added, “While we do not originate nor do we have any sub prime mortgage loans in our portfolio, we are concerned how the current economic environment may affect even prime borrowers and we will continue to monitor our loan portfolio.”

Comparison of Operating Results

Interest and Dividend Income

Total interest and dividend income increased by $7.8 million, or 11.2%, to $77.8 million for the three months ended December 31, 2007 from $70.0 million for the three months ended December 31, 2006. This increase is due in part to a 31 basis point increase in the weighted average yield on interest-earning assets to 5.49% for the three months ended December 31, 2007 compared to 5.18% for the three months ended December 31, 2006. In addition, the average balance of interest-earning assets increased $265.0 million, or 4.9%, to $5.67 billion for the three months ended December 31, 2007 from $5.40 billion for the three months ended December 31, 2006.

Interest income on loans increased by $12.6 million, or 28.5%, to $56.7 million for the three months ended December 31, 2007 from $44.1 million for the three months ended December 31, 2006, reflecting a $723.8 million, or 22.5%, increase in the average balance of net loans to $3.94 billion for the three months ended December 31, 2007 from $3.22 billion for the three months ended December 31, 2006. In addition, the average yield on loans increased 26 basis points to 5.75% for the three months ended December 31, 2007 from 5.49% for the three months ended December 31, 2006.

Interest income on all other interest-earning assets, excluding loans, decreased by $4.7 million, or 18.3%, to $21.1 million for the three months ended December 31, 2007 from $25.8 million for the three months ended December 31, 2006. This decrease reflected a $458.8 million decrease in the average balance of all other interest-earning assets, excluding loans, partially offset by a 16 basis point increase in the average yield on all other interest-earning assets, excluding loans, to 4.89% for the three months ended December 31, 2007 from 4.73% for the three months ended December 31, 2006.

Total interest and dividend income increased by $13.6 million, or 9.8%, to $152.6 million for the six months ended December 31, 2007 from $139.0 million for the six months ended December 31, 2006. This increase is due in part to a 32 basis point increase in the weighted average yield on interest-earning assets to 5.46% for the six months ended December 31, 2007 compared to 5.14% for the six months ended December 31, 2006. The average balance of interest-earning assets also increased $185.8 million, or 3.4%, to $5.59 billion for the six months ended December 31, 2007 from $5.41 billion for the six months ended December 31, 2006.

Interest income on loans increased by $23.6 million, or 27.4%, to $109.7 million for the six months ended December 31, 2007 from $86.0 million for the six months ended December 31, 2006, reflecting a $680.0 million, or 21.6%, increase in the average balance of net loans to $3.83 billion for the six months ended December 31, 2007 from $3.15 billion for the six months ended December 31, 2006. In addition, the average yield on loans increased 27 basis points to 5.73% for the six months ended December 31, 2007 from 5.46% for the six months ended December 31, 2006.

Interest income on all other interest-earning assets, excluding loans, decreased by $10.0 million, or 18.9%, to $43.0 million for the six months ended December 31, 2007 from $53.0 million for the six months ended December 31, 2006. This decrease reflected a $494.3 million decrease in the average balance of all other interest-earning assets, excluding loans, partially offset by an 18 basis point increase in the average yield on all other interest-earning assets, excluding loans, to 4.87% for the six months ended December 31, 2007 from 4.69% for the six months ended December 31, 2006.

Interest Expense

Total interest expense increased by $5.1 million, or 10.3%, to $54.0 million for the three months ended December 31, 2007 from $49.0 million for the three months ended December 31, 2006. This increase was primarily due to the average balance of total interest-bearing liabilities increasing by $356.4 million, or 7.8%, to $4.93 billion for the three months ended December 31, 2007 from $4.57 billion for the three months ended December 31, 2006. In addition, the weighted average cost of total interest-bearing liabilities increased 10 basis points to 4.39% for the three months ended December 31, 2007 compared to 4.29% for the three months ended December 31, 2006.

Interest expense on interest-bearing deposits increased $5.6 million, or 16.4% to $39.6 million for the three months ended December 31, 2007 from $34.0 million for the three months ended December 31, 2006. This increase was due to the average balance of interest-bearing deposits increasing $364.9 million, or 10.9% to $3.73 billion for the three months ended December 31, 2007 from $3.36 billion for the three months ended December 31, 2006. In addition, there was a 20 basis point increase in the average cost of interest-bearing deposits to 4.25% for the three months ended December 31, 2007 from 4.05% for the three months ended December 31, 2006.

Interest expense on borrowed funds decreased by $511,000, or 3.4%, to $14.4 million for the three months ended December 31, 2007 from $14.9 million for the three months ended December 31, 2006. This decrease is primarily due to the average cost of borrowed funds decreasing by 14 basis points to 4.80% for the three months ended December 31, 2007 from 4.94% for the three months ended December 31, 2006. In addition, the average balance of borrowed funds decreased by $8.5 million or 0.7%, to $1.20 billion for the three months ended December 31, 2007 from $1.21 billion for the three months ended December 31, 2006.

Total interest expense increased by $11.9 million, or 12.5%, to $107.4 million for the six months ended December 31, 2007 from $95.5 million for the six months ended December 31, 2006. This increase was due in part to the average balance of total interest-bearing liabilities increasing by $274.3 million, or 6.0%, to $4.85 billion for the six months ended December 31, 2007 from $4.57 billion for the six months ended December 31, 2006. In addition, the weighted average cost of total interest-bearing liabilities increased 25 basis points to 4.43% for the six months ended December 31, 2007 compared to 4.18% for the six months ended December 31, 2006.

Interest expense on interest-bearing deposits increased $14.1 million, or 21.8% to $78.9 million for the six months ended December 31, 2007 from $64.8 million for the six months ended December 31, 2006. This increase was due in part to the average balance of interest-bearing deposits increasing $360.7 million, or 10.8% to $3.69 billion for the six months ended December 31, 2007 from $3.33 billion for the six months ended December 31, 2006. In addition, there was a 39 basis point increase in the average cost of interest-bearing deposits to 4.28% for the six months ended December 31, 2007 from 3.89% for the six months ended December 31, 2006.

Interest expense on borrowed funds decreased by $2.2 million, or 7.2%, to $28.5 million for the six months ended December 31, 2007 from $30.7 million for the six months ended December 31, 2006. This decrease is primarily attributed to the average balance of borrowed funds decreasing by $86.3 million or 6.9%, to $1.16 billion for the six months ended December 31, 2007 from $1.25 billion for the six months ended December 31, 2006. In addition, the average cost of borrowed funds decreased by 1 basis point to 4.92% for the six months ended December 31, 2007 from 4.93% for the six months ended December 31, 2006.

Net Interest Income

Net interest income increased by $2.8 million, or 13.2%, to $23.8 million for the three months ended December 31, 2007 from $21.0 million for the three months ended December 31, 2006. The increase was caused primarily by a 31 basis point improvement in our yield on interest-earning assets to 5.49% for the three months ended December 31, 2007 from 5.18% for the three months ended December 31, 2006. This was partially offset by a 10 basis point increase in our cost of interest-bearing liabilities to 4.39% for the three months ended December 31, 2007 from 4.29% for the three months ended December 31, 2006. Our net interest margin also increased by 13 basis points from 1.55% for the three months ended December 31, 2006 to 1.68% for the three months ended December 31, 2007.

Net interest income increased by $1.7 million, or 3.9%, to $45.2 million for the six months ended December 31, 2007 from $43.5 million for the six months ended December 31, 2006. The increase was caused primarily by a 32 basis point improvement in our yield on interest-earning assets to 5.46% for the six months ended December 31, 2007 from 5.14% for the six months ended December 31, 2006. This was partially offset by a 25 basis point increase in our cost of interest-bearing liabilities to 4.43% for the six months ended December 31, 2007 from 4.18% for the six months ended December 31, 2006. Our net interest margin remained consistent at 1.61% for the six months ended December 31, 2007 and 2006.

Provision for Loan Losses

Our provision for loan losses was $1.8 million for the three month period ended December 31, 2007 compared to $100,000 for the three month period ended December 31, 2006. For the three months ended December 31, 2007, net charge-offs totaled $4,000 compared to net charge-offs of $138,000 for the three months ended December 31, 2006. The increase in our provision results from the growth in our commercial real estate loan portfolio and the internal downgrade of two construction loans. The construction loans are to two separate developers; one of whom is being adversely affected by the current real estate market and the other who is experiencing cost overruns. Payments on these loans are current and continue to perform in accordance with their contractual loan agreements.

Our provision for loan losses was $2.0 million for the six month period ended December 31, 2007 compared to $325,000 for the six month period ended December 31, 2006. For the six months ended December 31, 2007, net charge-offs totaled $44,000 compared to net charge-offs of $139,000 for the six months ended December 31, 2006.

The allowance for loan losses increased by $1.9 million to $8.9 million at December 31, 2007 from $6.9 million at June 30, 2007. The increase in the allowance reflects the overall growth in the loan portfolio, particularly commercial real estate growth, and the two potential problem loans noted above. The allowance for loan losses also reflects the overall inherent credit risk in our loan portfolio, the level of our non-performing loans and our charge-off experience.

Total non-performing loans, defined as non-accruing loans, increased by $469,000 to $5.6 million at December 31, 2007 from $5.1 million at June 30, 2007. The ratio of non-performing loans to total loans was 0.14% at both December 31, 2007 and June 30, 2007. The allowance for loan losses as a percentage of non-performing loans was 157.67% at December 31, 2007 compared with 134.33% at June 30, 2007. At December 31, 2007 our allowance for loan losses as a percentage of total loans was 0.22% compared to 0.19% at June 30, 2007. Future increases in the allowance for loan losses may be necessary based on growth of the loan portfolio, change in composition of the loan portfolio, and the impact the deterioration of the real estate and economic environments have on the area in which we lend.

Non-interest Income

Total non-interest income increased by $4.2 million to $2.0 million for the three months ended December 31, 2007 from a loss of $2.2 million for the three months ended December 31, 2006. This increase was largely the result of securities gains of $18,000 during the three months ended December 31, 2007 compared to a $3.7 million loss on the sale of securities recorded during the three months ended December 31, 2006 primarily attributed to the balance sheet restructuring. In addition, income on our bank owned life insurance increased by $121,000 to $1.0 million for the three months ended December 31, 2007 from $924,000 for the three months ended December 31, 2006.

Total non-interest income increased by $4.5 million to $3.8 million for the six months ended December 31, 2007 from a loss of $632,000 for the six months ended December 31, 2006. This increase was largely the result of the securities gains of $18,000 in the six months ended December 31, 2007 compared to a $3.7 million loss on the sale of securities recorded during the six months ended December 31, 2006 primarily attributed to the balance sheet restructuring. Additionally, income associated with our bank owned life insurance contract increased by $258,000 to $2.0 million for the six months ended December 31, 2007 from $1.7 million for the six months ended December 31, 2006.

Non-interest Expenses

Total non-interest expenses decreased by $347,000, or 1.9%, to $17.9 million for the three months ended December 31, 2007 from $18.2 million for the three months ended December 31, 2006. This decrease was primarily due to a decrease in compensation and fringe benefits of $897,000, or 7.3%, to $11.4 million for the three months ended December 31, 2007. The decrease in compensation and fringe benefits was largely the result of a $2.3 million gain recognized for the curtailment and settlement of our postretirement benefit obligation, partially offset by a $1.2 million increase in costs associated with awards granted under the 2006 Equity Incentive Plan.

Total non-interest expenses increased by $1.6 million, or 4.4%, to $36.9 million for the six months ended December 31, 2007 from $35.3 million for the six months ended December 31, 2006. This increase was primarily the result of compensation and fringe benefits increasing by $1.8 million, or 7.9%, to $24.4 million for the six months ended December 31, 2007. The six month period ended December 31, 2007 included a $3.6 million increase in expense for the 2006 Equity Incentive Plan compared to the six month period ended December 31, 2006. This increase was partially offset by the $2.3 million gain related to the curtailment and settlement of our postretirement benefit obligation recognized during the six months ended December 31, 2007.

Income Taxes

Income tax expense was $2.2 million for the three months ended December 31, 2007 representing an effective tax rate of 38.9% for the period. There was an income tax benefit of $11.6 million for the three months ended December 31, 2006. The tax benefit was attributable to the reversal of a substantial portion of the previously established deferred tax asset valuation allowance, as management has determined that it is more likely than not that the deferred tax asset would be realized.

Income tax expense was $3.3 million for the six months ended December 31, 2007 representing a 34.8% effective tax rate for the period. For the six months ended December 31, 2006 there was an income tax benefit of $9.2 million. The tax benefit was attributable to the valuation allowance reversal described above.

Balance Sheet Summary

Total assets increased by $272.4 million, or 4.9%, to $5.87 billion at December 31, 2007 from $5.60 billion at June 30, 2007. This increase was largely the result of an increase in our loan portfolio partially offset by the decrease in the securities portfolio.

Net loans, including loans held for sale, increased by $411.2 million, or 11.4%, to $4.00 billion at December 31, 2007 from $3.59 billion at June 30, 2007. This increase in loans reflects our continued focus on loan originations and purchases. The loans we originate and purchase are made primarily on properties in New Jersey. To a lesser degree we originate and purchase loans in states contiguous to New Jersey as a way to geographically diversify our residential loan portfolio.

We originate residential mortgage loans directly and through our mortgage subsidiary, ISB Mortgage Co. During the six months ended December 31, 2007 we originated $118.7 million in residential mortgage loans. In addition, we purchase residential mortgage loans from correspondent entities including other banks and mortgage bankers. Our agreements with these correspondent entities require them to originate loans that adhere to our underwriting standards. During the six months ended December 31, 2007 we purchased residential mortgage loans totaling $332.0 million from these entities. We also purchase pools of residential mortgage loans in the secondary market on a “bulk purchase” basis from several well-established financial institutions. During the six months ended December 31, 2007, we purchased residential mortgage loans totaling $14.3 million on a “bulk purchase” basis.

Additionally, for the six months ended December 31, 2007, we originated $45.6 million in multi-family and commercial real estate loans and $101.6 million in construction loans. This is consistent with our strategy of originating multi-family, commercial real estate and construction loans to diversify our loan portfolio.

Securities, in aggregate, decreased by $143.8 million, or 8.1%, to $1.63 billion at December 31, 2007, from $1.77 billion at June 30, 2007. This decrease was a result of utilizing the cash flow from investments to fund the loan growth, as opposed to re-investment in securities, which is consistent with our strategic plan.

The Company’s net deferred tax asset decreased by $2.3 million to $37.1 million at December 31, 2007 from $39.4 million at June 30, 2007. This decrease is primarily the result of the curtailment and settlement of the postretirement benefit plan. (See discussion in the “Non-interest Expense” section above.)

Bank owned life insurance increased by $2.0 million from $88.0 million at June 30, 2007 to $90.0 million at December 31, 2007. There was also an increase in accrued interest receivable of $2.1 million resulting from an increase in the yield on interest-earning assets and the timing of certain cash flows resulting from the change in the mix of our assets. The amount of stock we own in the Federal Home Loan Bank (FHLB) increased by $12.3 million from $33.9 million at June 30, 2007 to $46.1 million at December 31, 2007 as a result of an increase in our level of borrowings at December 31, 2007.

Deposits increased by $129.0 million, or 3.5%, to $3.79 billion at December 31, 2007 from $3.66 billion at June 30, 2007. The increase was due primarily to an increase in certificates of deposits and to a lesser extent an increase in our money market account deposits. This was partially offset by the decrease in savings deposits and checking account deposits.

Borrowed funds increased $172.5 million, or 16.6%, to $1.21 billion at December 31, 2007 from $1.04 billion at June 30, 2007. This increase in borrowed funds was the result of strong loan growth that exceeded the available cash flows from the investment and deposit portfolios.

Stockholders’ equity decreased $25.5 million to $817.8 million at December 31, 2007 from $843.4 million at June 30, 2007. This decrease is attributed to the repurchase of our common stock totaling $42.4 million during the six months ended December 31, 2007, which was partially offset by $6.8 million in net income for the six months ended December 31, 2007 and to a lesser extent the decrease of $4.0 million in the accumulated other comprehensive loss.

About the Company

Investors Bancorp, Inc. is the holding company for Investors Savings Bank, which operates from its corporate headquarters in Short Hills, New Jersey, and forty-seven branch offices located in Essex, Hunterdon, Middlesex, Monmouth, Morris, Ocean, Somerset and Union Counties, New Jersey. For more information, please visit www.isbnj.com

Forward Looking Statements

Certain statements contained herein are “forward looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such forward looking statements may be identified by reference to a future period or periods, or by the use of forward looking terminology, such as “may,” “will,” “believe,” “expect,” “estimate,” “anticipate,” “continue,” or similar terms or variations on those terms, or the negative of those terms. Forward looking statements are subject to numerous risks, as described in our SEC filings, and uncertainties, including, but not limited to, those related to the economic environment, particularly in the market areas in which the Company operated, competitive products and pricing, fiscal and monetary policies of the U.S. Government, changes in government regulations affecting financial institutions, including regulatory fees and capital requirements, changes in prevailing interest rates, acquisitions and the integration of acquired businesses, credit risk management, asset-liability management, the financial and securities markets and the availability of and costs associated with sources of liquidity.

The Company wishes to caution readers not to place undue reliance on any such forward looking statements, which speak only as of the date made. The Company wishes to advise readers that the factors listed above could affect the Company’s financial performance and could cause the Company’s actual results for future periods to differ materially from any opinions or statements expressed with respect to future periods in any current statements. The Company does not undertake and specifically declines any obligation to publicly release the results of any revisions, which may be made to any forward looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

INVESTORS BANCORP, INC. AND SUBSIDIARY
Consolidated Balance Sheets
December 31, 2007 (Unaudited) and June 30, 2007

	December 31,	June 30,
	2007	2007
	(In thousands)
Assets
Cash and cash equivalents	$14,588	24,810
Securities available-for-sale, at estimated fair value	224,749	251,970
Securities held-to-maturity, net (estimated fair value of
$1,374,358 and $1,472,385 at December 31, 2007
and June 30, 2007, respectively)	1,401,088	1,517,664
Loans receivable, net	3,996,885	3,589,373
Loans held-for-sale	7,143	3,410
Stock in the Federal Home Loan Bank	46,148	33,887
Accrued interest receivable	26,383	24,300
Office properties and equipment, net	27,926	27,155
Net deferred tax asset	37,055	39,399
Bank owned life insurance contract	89,995	88,018
Other assets	1,509	1,102
Total assets	$5,873,469	5,601,088
Liabilities and Stockholders' Equity
Liabilities:
Deposits	$3,793,972	3,664,966
Borrowed funds	1,211,195	1,038,710
Advance payments by borrowers for taxes and insurance	17,798	17,671
Other liabilities	32,684	36,376
Total liabilities	5,055,649	4,757,723
Stockholders' equity:
Preferred stock, $0.01 par value, 50,000,000 authorized shares;
none issued	—	—
Common stock, $0.01 par value, 200,000,000 shares authorized;
116,275,688 issued; 108,399,923 and 111,468,952 outstanding
at December 31, 2007 and June 30, 2007, respectively	532	532
Additional paid-in capital	511,026	506,016
Retained earnings	460,860	453,751
Treasury stock, at cost;7,875,765 and 4,806,736 shares at
December 31, 2007 and June 30, 2007, respectively	(113,349)	(70,973)
Unallocated common stock held by the employee stock
ownership plan	(38,287)	(38,996)
Accumulated other comprehensive loss	(2,962)	(6,965)
Total stockholders' equity	817,820	843,365
Total liabilities and stockholders' equity	$5,873,469	5,601,088

INVESTORS BANCORP, INC. AND SUBSIDIARY
Consolidated Statements of Income
(Unaudited)

	For the Three Months		For the Six Months
	Ended December 31,		Ended December 31,
	2007	2006	2007	2006
	(Dollars in thousands, except per share data)
Interest and dividend income:
Loans receivable and loans held-for-sale	$56,688	44,126	109,654	86,038
Securities:
Government-sponsored enterprise obligations	1,335	1,339	2,672	2,678
Mortgage-backed securities	15,783	20,649	32,439	42,702
Equity securities available-for-sale	—	472	—	927
Municipal bonds and other debt	3,050	2,412	6,146	4,818
Interest-bearing deposits	141	222	301	391
Federal Home Loan Bank stock	800	753	1,393	1,450
Total interest and dividend income	77,797	69,973	152,605	139,004
Interest expense:
Deposits	39,617	34,044	78,919	64,794
Secured borrowings	14,424	14,935	28,527	30,749
Total interest expense	54,041	48,979	107,446	95,543
Net interest income	23,756	20,994	45,159	43,461
Provision for loan losses	1,750	100	1,950	325
Net interest income after provision
for loan losses	22,006	20,894	43,209	43,136
Non-interest income (loss)
Fees and service charges	768	659	1,479	1,319
Income on bank owned life insurance	1,045	924	1,977	1,719
Gain (loss) on sales of mortgage loans, net	151	(129)	232	(46)
Gain (loss) on securities transactions	18	(3,666)	18	(3,666)
Other income	66	21	130	42
Total non-interest income (loss)	2,048	(2,191)	3,836	(632)
Non-interest expense
Compensation and fringe benefits	11,361	12,258	24,351	22,558
Advertising and promotional expense	728	858	1,230	1,758
Office occupancy and equipment expense	2,590	2,515	5,138	4,938
Federal insurance premiums	109	108	214	218
Stationery, printing, supplies and telephone	439	380	840	773
Legal, audit, accounting, and supervisory examination fees	545	257	974	1,047
Data processing service fees	975	972	1,985	1,908
Other operating expenses	1,153	899	2,165	2,134
Total non-interest expenses	17,900	18,247	36,897	35,334
Income before income tax expense (benefit)	6,154	456	10,148	7,170
Income tax expense (benefit)	2,197	(11,564)	3,339	(9,201)
Net income	$3,957	12,020	6,809	16,371

Earnings per share - basic and diluted	$0.04	0.11	0.06	0.15
Weighted average shares outstanding
Basic	105,683,280	111,746,704	106,208,062	111,783,846
Diluted	105,922,190	111,748,993	106,388,796	111,783,846

INVESTORS BANCORP, INC. AND SUBSIDIARY
Average Balance Sheet and Yield/Rate Information

	For Three Months Ended
	December 31, 2007				December 31, 2006
	Average Outstanding Balance		Interest Earned/Paid	Average Yield/Rate	Average Outstanding Balance		Interest Earned/Paid	Average Yield/Rate
	(Dollars in thousands)
Interest-earning assets:
Interest-bearing deposits	$14,097		$141	4.00%	$22,758		$222	3.90%
Securities available-for-sale	234,917		2,693	4.59%	470,134		5,175	4.40%
Securities held-to-maturity	1,433,401		17,475	4.88%	1,648,891		19,697	4.78%
Net loans	3,940,812		56,688	5.75%	3,217,045		44,126	5.49%
Stock in FHLB	45,850		800	6.98%	45,252		753	6.66%
Total interest-earning assets	5,669,077		77,797	5.49%	5,404,080		69,973	5.18%
Non-interest-earning assets	178,738				154,837
Total assets	$5,847,815				$5,558,917

Interest-bearing Liabilities:
Savings	$306,873		1,642	2.14%	$243,693		907	1.49%
Interest-bearing checking	331,306		1,877	2.27%	298,288		1,790	2.40%
Money market accounts	207,385		1,425	2.75%	186,335		929	1.99%
Certificates of deposit	2,880,878		34,673	4.81%	2,633,188		30,418	4.62%
Borrowed funds	1,201,523		14,424	4.80%	1,210,038		14,935	4.94%
Total interest-bearing liabilities	4,927,965		54,041	4.39%	4,571,542		48,979	4.29%
Non-interest-bearing liabilities	100,018				83,732
Total liabilities	5,027,983				4,655,274

Stockholders' equity	819,832				903,643
Total liabilities and stockholders' equity	$5,847,815				$5,558,917

Net interest income			$23,756				$20,994

Net interest rate spread				1.10%				0.89%

Net interest earning assets	$741,112				$832,538

Net interest margin				1.68%				1.55%

Ratio of interest-earning assets to total interest- bearing liabilities	1.15	X			1.18	X

INVESTORS BANCORP, INC. AND SUBSIDIARY
Average Balance Sheet and Yield/Rate Information

	For Six Months Ended
	December 31, 2007				December 31, 2006
	Average Outstanding Balance		Interest Earned/Paid	Average Yield/Rate	Average Outstanding Balance		Interest Earned/Paid	Average Yield/Rate
	(Dollars in thousands)
Interest-earning assets:
Interest-bearing deposits	$15,152		$301	3.97%	$21,398		$391	3.65%
Securities available-for-sale	243,094		5,573	4.59%	502,636		10,897	4.34%
Securities held-to-maturity	1,464,307		35,684	4.87%	1,688,919		40,228	4.76%
Net loans	3,829,687		109,654	5.73%	3,149,672		86,038	5.46%
Stock in FHLB	42,674		1,393	6.53%	46,531		1,450	6.23%
Total interest-earning assets	5,594,914		152,605	5.46%	5,409,156		139,004	5.14%
Non-interest-earning assets	176,406				152,013
Total assets	$5,771,320				$5,561,169

Interest-bearing Liabilities:
Savings	$310,505		3,457	2.23%	$233,447		1,433	1.23%
Interest-bearing checking	342,535		4,325	2.53%	302,959		3,635	2.40%
Money market accounts	197,475		2,664	2.70%	196,799		1,802	1.83%
Certificates of deposit	2,837,637		68,473	4.83%	2,594,289		57,924	4.47%
Borrowed funds	1,160,360		28,527	4.92%	1,246,699		30,749	4.93%
Total interest-bearing liabilities	4,848,512		107,446	4.43%	4,574,193		95,543	4.18%
Non-interest-bearing liabilities	99,927				83,478
Total liabilities	4,948,439				4,657,671

Stockholders' equity	822,881				903,498
Total liabilities and stockholders' equity	$5,771,320				$5,561,169

Net interest income			$45,159				$43,461

Net interest rate spread				1.03%				0.96%

Net interest earning assets	$746,402				$834,963

Net interest margin				1.61%				1.61%

Ratio of interest-earning assets to total interest- bearing liabilities	1.15	X			1.18	X

INVESTORS BANCORP, INC. AND SUBSIDIARY
Selected Performance Ratios

	For the Three Months Ended
	December 31,
	2007	2006

Return on average assets	0.27%	0.86%
Return on average equity	1.93%	5.32%
Interest rate spread	1.10%	0.89%
Net interest margin	1.68%	1.55%
Efficiency ratio	69.37%	97.04%
Non-interest expense to average total assets	1.22%	1.31%
Average interest-earning assets to average interest-bearing liabilities	1.15	1.18

	For the Six Months Ended
	December 31,
	2007	2006

Return on average assets	0.24%	0.59%
Return on average equity	1.65%	3.62%
Interest rate spread	1.03%	0.96%
Net interest margin	1.61%	1.61%
Efficiency ratio	75.31%	82.50%
Non-interest expense to average total assets	1.28%	1.27%
Average interest-earning assets to average interest-bearing liabilities	1.15	1.18

INVESTORS BANCORP, INC. AND SUBSIDIARY
Selected Financial Ratios and Other Data

	At December 31,	At June 30,
	2007	2007

Asset Quality Ratios:
Non-performing assets as a percent of total assets	0.10%	0.09%
Non-performing loans as a percent of total loans	0.14%	0.14%
Allowance for loan losses as a percent of total loans	0.22%	0.19%
Allowance for loan losses as a percent of non-performing loans	157.67%	134.33%

Capital Ratios:
Total risk-based capital (to risk weighted assets) (1)	23.39%	25.00%
Tier 1 risk-based capital (to risk weighted assets) (1)	23.09%	24.75%
Tier 1 leverage (core) capital (to adjusted tangible assets) (1)	11.90%	12.50%
Equity to total assets (period end)	13.92%	15.06%
Tangible capital (to tangible assets)	13.91%	15.06%
Book value per common share	$7.82	$7.84

Other Data:
Number of full service offices	47	46
Full time equivalent employees	471	475

(1) Ratios are for Investors Savings Bank and do not include capital retained at the holding company level.